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                                                                Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of HFS Incorporated (the "Company") on Form S-4 of our report dated February 19, 1996, related to the balance sheet of Century 21 Real Estate of the Mid-Atlantic States, Inc. as of December 31, 1995 and the related statements of income, changes in stockholders' equity and cash flows for the year then ended included in the Company's Current Report on Form 8-K/A, dated March 26, 1997 and to the reference to us under the heading "Experts" in the Proxy, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Parsippany, New Jersey
March 21, 1997